NEWS RELEASE
THE HARTFORD REPORTS FIRST QUARTER 2010
NET INCOME OF $319 MILLION
•	Core earnings* of $545 million

•	Core earnings per diluted share* of $0.14 includes after-tax charges for CPP repurchase, litigation accrual and new federal healthcare legislation totaling $1.18 per diluted share

•	Book value per common share increased 61% over prior year period to $38.94

•	With successful capital raise and CPP repurchase, company is focused on execution of go-forward strategy
HARTFORD, Conn., April 29, 2010 — The Hartford Financial Services Group, Inc. (NYSE:HIG) today reported first quarter 2010 net income of $319 million. Due to the repurchase of the government’s CPP preferred shares, the company also recorded a $440 million charge to retained earnings that impacts the calculation of net income per diluted share, contributing to a reported net loss per diluted share of $0.42. In the first quarter of 2009, the company reported a net loss of $1.2 billion, or $3.77 per diluted share.
Core earnings for the first quarter of 2010 were $545 million, or $0.14 per diluted share, compared with a core loss of $1.2 billion, or $3.66 per diluted share, for the prior year period.
“The company’s first quarter results reflect building momentum, with year-over-year top-line improvements in many businesses,” said Liam E. McGee, The Hartford’s Chairman, President and Chief Executive Officer. “We also benefited from capital market improvements, disciplined underwriting and a continued focus on execution across the organization. Our goal is to deliver superior shareholder value by generating sustained, profitable growth over time.”
“In the first quarter, we made significant progress on our path forward. We completed a successful capital raise, which enabled us to strengthen the company’s balance sheet and return the government’s investment in The Hartford. We are now focused on executing our go-forward strategy, which leverages our product breadth, distribution strength and broad customer base,” added McGee.

FIRST QUARTER 2010 FINANCIAL RESULTS

	Quarterly Results
(in millions except per share data)	1Q ‘10	1Q ‘09	Change

Net income (loss)	$319	$(1,209)	NM

Net income (loss) available to common shareholders per diluted share	$(0.42)	$(3.77)	89%

Core earnings (losses)	$545	$(1,175)	NM

Core earnings (losses) available to common shareholders per diluted share*	$0.14	$(3.66)	NM

Assets under management*	$396,353	$330,187	20%

Book value per common share	$38.94	$24.15	61%

Book value per common share (ex. AOCI)*	$44.29	$48.13	(8%)

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.
REVIEW OF BUSINESS RESULTS
PROPERTY AND CASUALTY OPERATIONS
First Quarter 2010 Highlights:
•	Strong profitability, with net income of $257 million and a 92.1% current accident year combined ratio (excluding catastrophes) in ongoing operations

•	Current accident year catastrophe losses of $79 million, or 3.3 points, in line with the company’s expectations

•	Key indicators in small commercial and middle market continue to trend favorably, with policy count retention up 4% over first quarter 2009 levels and renewal written pricing became positive for the first time in six years

•	Innovative product rollouts drove year-over-year new business premium growth of 9% and 3%, respectively, in small commercial and middle market
Property and casualty net income was $257 million for the first quarter of 2010, compared with $112 million for the prior year period. The first quarter of 2010 included a net realized capital loss of $49 million, after-tax, compared with a net realized capital loss of $211 million, after-tax, for the prior year period.
Core earnings were $304 million for the first quarter of 2010, including the effect of a $19 million charge related to the new federal healthcare reform legislation, compared with $321 million in the prior year period. The first quarter of 2010 also included $89 million, pre-tax, of net prior year reserve releases across a number of lines of business, compared with $68 million for the prior year period.

Written premiums* for the first quarter of 2010 were $2.5 billion, equal to the first quarter of 2009. Increased small commercial and middle market new business premiums and policy retention were offset by economy-driven exposure reductions across the commercial segments and lower new business premium in personal lines resulting from the company’s rate and underwriting actions.
The first quarter 2010 combined ratio for ongoing operations, including prior year development and catastrophes, was 91.7%, compared with 89.9% in the prior year period. Excluding catastrophes, the current accident year combined ratio for ongoing operations for the first quarter of 2010 was 92.1%, compared with 90.0% for the prior year period.
Combined Ratio for Ongoing Operations (including prior year development and catastrophes):

	1Q ‘10	1Q ‘09

Personal Lines	94.5%	92.4%

Small Commercial	86.9%	86.6%

Middle Market	97.6%	87.5%

Specialty Commercial	81.9%	92.8%

Ongoing Operations	91.7%	89.9%

LIFE OPERATIONS
First Quarter 2010 Highlights:
•	Net income of $186 million marks second consecutive quarter of profitability

•	Assets under management of $345 billion, up 22% from March 31, 2009

•	Retirement plans deposits were $2.6 billion, up 15% over the prior year period

•	Mutual fund deposits were $4.4 billion, net flows were $1.5 billion

•	Life insurance sales were up 5% over the prior year period
Life reported net income of $186 million for the first quarter of 2010, compared with a net loss of $1.3 billion for the prior year period. First quarter 2010 net income included a $178 million after-tax net realized capital loss, compared with a $113 million after-tax net realized capital gain for the prior year period. First quarter 2010 net income included a DAC unlock benefit of $85 million, after tax, compared with a DAC unlock charge of $1.5 billion, after-tax, for the prior year period.
Core earnings for the first quarter of 2010 were $365 million, compared with core losses of $1.4 billion for the prior year period. First quarter 2010 core earnings included a $79 million after-tax DAC unlock benefit, compared with a $1.5 billion after-tax DAC unlock charge for the prior year period.

Account Values (in billions)

	March 31, 2010	March 31, 2009	Change

Global Annuity — U.S.	$98.1	$79.9	23%

Global Annuity — Japan	$34.7	$30.9	12%

Mutual Funds**	$97.7	$69.4	41%

Retirement Plans	$46.5	$36.0	29%

Institutional	$56.3	$59.5	(5%)

**	Beginning with the first quarter of 2010, investment-only mutual funds, Canadian mutual funds and insurance product mutual fund assets and results were transferred to the Mutual Funds business for reporting purposes on a prospective basis. The chart above provides the 2009 mutual fund account values on a proforma basis. Insurance product mutual fund assets of $44.4 billion and $36.7 billion in years 2010 and 2009, respectively, are included in mutual funds and in other segments to the extent that they generate earnings for those segments. The primary drivers of the increase in mutual fund account values were deposits and improving equity markets.
INVESTMENTS
First Quarter 2010 Highlights:
•	Net investment income, excluding trading securities, increased 15% over the prior year period, primarily driven by improved returns on limited partnerships and other alternative investments

•	Net pre-tax unrealized loss on securities declined to $3.2 billion at March 31, 2010, down 36% from the end of 2009

•	Pre-tax impairment losses and additions to the mortgage loan loss reserve totaled $264 million, the lowest quarterly total since the second quarter of 2008

•	Continued to reduce risk in the investment portfolio with more than $1 billion of real estate-related holdings sold during the quarter
The Hartford’s total invested assets, excluding trading securities, were $95.3 billion as of March 31, 2010, compared with $88.5 billion as of March 31, 2009. Net investment income, excluding trading securities, was $1.1 billion, pre-tax, in the first quarter of 2010, a 15% increase over the prior year period.
Impairments and the net increase to the mortgage loan loss reserve totaled $264 million, pre-tax, in the first quarter of 2010. The majority of the impairments were the result of collateral deterioration on commercial real estate-related assets, primarily CMBS and CRE CDOs. The loss reserve increase resulted primarily from valuation allowances established on mortgage loans that the company intends to sell in the second and the third quarter of 2010.
The Hartford continued to reduce investment portfolio risk during the first quarter of 2010, selling more than $1 billion of real estate-related securities, including approximately $600 million of subordinated commercial mortgage loans, as market prices continued to improve.

The net pre-tax unrealized loss on investments was $3.2 billion as of March 31, 2010, compared with $5.0 billion as of December 31, 2009. The improvement was primarily driven by spread tightening across most fixed maturity asset classes.
OTHER DEVELOPMENTS
The company reached an agreement in principle to settle a class action lawsuit stemming from structured settlement transactions involving the company’s P&C and Life operations. The resulting $47 million after-tax charge was reflected in the corporate segment of the company’s financial results for the first quarter of 2010. The settlement is contingent upon court approval.
2010 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2010 core earnings per diluted share to be between $2.70 and $3.00. The previous guidance was a range of $2.60 to $2.90. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2010, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
This guidance assumes the following:
•	U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 1,169 on March 31, 2010;

•	This guidance incorporates no estimate of the effect of unlocks for the last three quarters of 2010 of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs;

•	A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;

•	A property and casualty catastrophe ratio of 3.0% to 3.5%;

•	An annualized yield on limited partnerships and other alternative investments of 0% for the last three quarters of 2010. In the last several years, yields have differed materially from the assumptions incorporated in guidance; and

•	Diluted weighted average shares of common stock outstanding of approximately 490 million for 2010.
The economy and market conditions remain uncertain and persistent stress in financial markets and recessionary global economic conditions increase the likelihood that the company’s 2010 earnings guidance will turn out to be incorrect. The company’s actual experience in 2010 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ, potentially materially, from the 2010 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 and the annual report on Form 10-K for the year ended December 31, 2009.
CONFERENCE CALL
The Hartford will discuss its first quarter 2010 results in a conference call on Friday, April 30th at 9:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com. More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2010, which is available on The Hartford’s Web site, ir.thehartford.com.
ABOUT THE HARTFORD
Celebrating 200 years of helping its customers achieve what’s ahead, The Hartford (NYSE: HIG) is an insurance and wealth management company. Through its unique focus on customer needs, the company serves businesses and consumers by providing the products and solutions they need to protect their assets and income from risks and manage their wealth and retirement needs. A Fortune 100 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

Debora Raymond	JR Reilly
860-547-9613	860-547-9140
debora.raymond@thehartford.com	jr.reilly@thehartford.com

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings (loss) provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.
Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Core earnings (loss) is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings (loss) for the three months ended March 31, 2009 and 2010 is set forth in the results by segment table. The 2010 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three months ended March 31, 2009 and 2010 is set forth on page C-7 of The Hartford’s Investor Financial Supplement for the first quarter of 2010.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended March 31, 2009 and 2010 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the first quarter of 2010.
Book value per common share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding.
The Hartford provides book value per common share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per common share is the most directly comparable GAAP measure. A reconciliation of book value per common share to book value per common share excluding AOCI as of March 31, 2009 and 2010 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-11 of The Hartford’s Investor Financial Supplement for the first quarter of 2010.

A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future results of operations and our guidance for 2010 core earnings per diluted share. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include significant risks and uncertainties related to the Company’s current operating environment, which reflects continued volatility in financial markets, constrained capital and credit markets and uncertainty about the timing and strength of an economic recovery and the impact of governmental budgetary and regulatory initiatives and whether management’s initiatives to address these risks will be effective; the risk that our actual sources and uses of capital in a stress scenario may vary materially and adversely from our modeled projected sources and uses of capital that we disclosed in connection with our repurchase of the Series E Fixed Rate Cumulative Preferred Stock, whether as a result of one or more assumptions proving to be materially inaccurate or as a result of the Company’s exposure to other risks during stressed economic conditions that were not taken into account in preparing such modeled projections; risks associated with our continued execution of steps to realign our business and reposition our investment portfolio, including the potential need to adjust our plans to take other restructuring actions, such as divestitures; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, foreign exchange rates, as well as challenging or deteriorating conditions in key sectors such as the commercial real estate market, that have pressured our results and are expected to continue to do so in 2010; potential volatility in our earnings resulting from our recent adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with downgrades in the Company’s financial strength and credit ratings or negative rating actions relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of DAC amortization; the potential for further impairments of our goodwill and the potential for establishing valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the Company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic or other man-made disaster that may adversely affect the Company’s businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, natural disasters such as hurricanes and earthquakes, as well as climate change, including effects on weather patterns, greenhouse gases, sea, land and air temperatures, sea levels, rain and snow; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; the possibility of unfavorable loss development; actions by our competitors, many of which are larger or have greater financial resources than we do; the restrictions, oversight, costs and other consequences of being a savings and loan holding company, including from the supervision, regulation and examination by the Office of Thrift Supervision, and arising from our participation in the Capital Purchase Program (the “CPP”), under the Emergency Economic Stabilization Act of 2008, certain elements of which will continue to apply to us for so long as the U.S. Department of the Treasury holds the warrant or shares of our common stock received on exercise of the warrant that we issued as part of our participation in the CPP even after the Company’s repurchase of the preferred stock issued in connection therewith; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products; the Company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the Company’s subsidiaries to pay dividends to the Company; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster or other unanticipated event; the risk that our framework for managing risks may not be effective in mitigating risk and loss to us that could adversely affect our businesses; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the Company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2009 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. Any forward-looking statement made by us in this release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
-financial tables follow-

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended
	March 31,
	2009	2010	Change
LIFE
Global Annuity — U.S.	$(746)	$153	NM
Global Annuity — International	(293)	23	NM
Retirement	(86)	20	NM
Individual Life	(18)	16	NM
Group Benefits	69	51	(26%)
Institutional	(174)	(88)	49%
Other	(10)	11	NM

Total Life net income (loss)	(1,258)	186	NM
Less: Net realized capital gains (losses), after-tax and DAC [1] [2]	123	(179)	NM

Total Life core earnings (losses)	(1,381)	365	NM

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	75	54	(28%)
Small Commercial	87	83	(5%)
Middle Market	69	12	(83%)
Specialty Commercial	23	52	126%

Total Ongoing Operations underwriting results	254	201	(21%)
Net servicing income	8	7	(13%)
Net investment income	185	268	45%
Other expenses	(50)	(54)	(8%)
Net realized capital losses	(289)	(36)	88%
Income tax benefit (expense)	3	(148)	NM

Ongoing Operations net income	111	238	114%

Other Operations
Other Operations net income	1	19	NM

Total Property & Casualty net income	112	257	129%
Less: Net realized capital losses, after-tax [1] [2]	(209)	(47)	78%

Total Property & Casualty core earnings	321	304	(5%)

CORPORATE
Total Corporate net loss	(63)	(124)	(97%)

CONSOLIDATED

Net income (loss)	(1,209)	319	NM
Less: Net realized capital losses, after-tax and DAC [1][2]	(34)	(226)	NM

Core earnings (losses)	$(1,175)	$545	NM

PER SHARE DATA
Diluted earnings per share
Net loss	$(3.77)	$(0.42)	89%
Core earnings (losses)	$(3.66)	$0.14	NM
Book value per common share
Book value per common share (including AOCI)	$24.15	$38.94	61%
Per share impact of AOCI	$(23.98)	$(5.35)	78%
Book value per common share (excluding AOCI)	$48.13	$44.29	(8%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of Non-GAAP and Other Financial Measures section of this release.

[2]	In Life, net realized capital gains (losses), after-tax and DAC, includes DAC amortization (benefit) of $205 and $(63) for the three months ended March 31, 2009 and 2010, respectively. In Life, net realized capital gains (losses), after-tax and DAC, includes tax expense of $65 and $8 for the three months ended March 31, 2009 and 2010, respectively. In P&C, net realized capital losses, after-tax, includes tax expense (benefit) of $(111) and $9 for the three months ended March 31, 2009 and 2010, respectively. Consolidated net realized capital losses, after-tax and DAC, includes DAC amortization (benefit) of $205 and $(63) for the three months ended March 31, 2009 and 2010, respectively. Consolidated net realized capital losses, after-tax and DAC, includes tax expenses (benefits) of $(56) and $17 for the three months ended March 31, 2009 and 2010, respectively.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
2010 Fiscal Year Guidance
Core Earnings Per Diluted Share of $2.70 — $3.00*

	2010 Written Premium	2010
Property and Casualty	Growth Compared to 2009	Combined Ratio*
Ongoing Operations	Flat - 4.0%	91.5% - 94.5%

Personal Lines	(1%) - 3%	90.5% - 93.5%
Auto	(1%) - 3%
Homeowners	(1%) - 3%

Small Commercial	Flat - 4%	86.5% - 89.5%

Middle Market	Flat - 4%	95% - 98%

Specialty Commercial	1% - 5%	99% - 102%

*	Excludes catastrophes and prior-year development

Life	Deposits	Net Flows	Core Earnings ROA[1]
U.S. Individual Annuity			36 - 40 bps
Variable Annuity	$1.4 - $2.2 Billion	($10.0) - ($9.0) Billion
Fixed Annuity	$250 - $750 Million	($1.0) Billion - ($500) Million
Japan Annuity			51 - 59 bps
Mutual Funds	$15.5 - $17.5 Billion*	$3.25 - $5.25 Billion*	8 - 12 bps
* Deposits and Net Flows guidance excludes Insurance product mutual funds.
Retirement Plans	$8.0 - $9.0 Billion	$1.0 - $1.5 Billion	6 - 11 bps
Group Benefits
Fully Insured Premiums*	$4.0 - $4.2 Billion
Loss Ratio	72% - 75%
Expense Ratio	26% - 28%
* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.
Individual Life
After-tax Margin, excluding DAC unlocks*	11% - 13%
* Guidance on after-tax margin is core earnings divided by total core revenue.

[1]	ROA outlooks exclude impact of DAC unlocks

*	Based on 2010 guidance assumptions outlined in the “2010 GUIDANCE” section of the news release.